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                                                                   EXHIBIT 10.22

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of May 14, 1998 among General Rental, Inc., a Delaware corporation ("Seller") and NationsRent, Inc., a Delaware corporation ("Buyer").

                                  WITNESSETH:

                  WHEREAS, Seller presently conducts the business of rental and sale of various machinery, equipment, tools, supplies and other tangible personal property through its Texas and Emerald Coast Districts at the locations described on the Schedule entitled "Real Estate and Leases" (the "Business"); and

                  WHEREAS, Seller desires to sell substantially all of its assets, properties, rights and interests relating to the Business to Buyer; and

                  WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, substantially all of such assets, properties, rights and interests of Seller relating primarily to the Business, in consideration of certain payments by Buyer and the assumption by Buyer of certain liabilities and obligations of Seller specifically disclosed in this Agreement;

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and other good and valuable consideration had and received, Buyer and Seller, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

                     ARTICLE I: PURCHASE AND SALE OF ASSETS

         1.1 Sale and Transfer of Assets. At the Closing (as hereinafter defined) and effective as of the Closing Date (as hereinafter defined), Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer all of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of Seller primarily in the operation of the Business (other than the Retained Assets, as hereinafter defined) wherever situated, as the same shall exist as of the Closing Date including, without limitation, the following:

                  (a) Prepaids. All prepaid expenses, advance payments, deposits, surety accounts and other similar assets, including, without limitation, prepaid deposits with suppliers and utilities from which Buyer will receive the benefit following the Closing (collectively, the "Prepaids") to the extent included in the calculation of Gross Working Capital pursuant to Section 3.3 hereof;




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                  (b)      Inventory. All inventories of products,
         work-in-process, finished goods, raw materials, supplies and parts, new equipment and resale merchandise held in connection with the Business (collectively, "Inventory" or "Inventories"), including, without limitation, all Inventories located at the facilities listed on the Schedule entitled "Real Estate and Leases";

                  (c) Rental Equipment. All machinery, equipment, tools, supplies, and other tangible personal property used or held for use by Seller or its customers in connection with the Business (collectively, "Rental Equipment");

                  (d) Accounts Receivable. All accounts receivable (including royalties receivable and earned but unbilled revenues), any payments received with respect thereto after the Closing Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto, all as such relate to the Business (collectively, "Accounts Receivable");

                  (e) Fixed Assets. All tangible personal property, plant and equipment, including, without limitation, buildings, structures, fixtures, machinery and equipment, dies, jigs, molds, patterns, tools, tooling, production fixtures, maintenance machinery and equipment, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, leasehold improvements and construction-in-process, to the extent such property is used by Seller primarily in connection with the Business and all tangible personal property set forth on the Schedule entitled "Fixed Assets" attached hereto (collectively, the "Fixed Assets");

                  (f) Fee Property. All Rights and interests identified under the heading "Fee Property" on the Schedule entitled "Real Estate and Leases" attached hereto, which consist of: (i) the land more particularly described under such heading, which descriptions are incorporated herein by reference, (ii) all buildings, structures, and leasehold improvements located thereon and all appurtenances relating thereto, and (iii) all fixtures, machinery, apparatus or equipment affixed to said premises, including, without limitation, all of the electrical, heating, plumbing, air conditioning, air compression and all other systems located on said premises, and all other structures, fences and improvements (collectively, the "Fee Property");

                  (g) Leased Property. All rights and interests under the lease agreements (the "Lease Agreements") more particularly described as "Assumed Leases" under the heading "Leased Property" on the Schedule entitled "Real Estate and Leases" attached hereto, which descriptions are incorporated herein by reference (the premises subject to the Lease Agreements being hereinafter collectively referred to as the "Leased Property");

                  (h) Intellectual Property Rights. All inventions, discoveries, trademarks, patents, trade names, copyrights, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, discoveries, trade secrets, test procedures, processes, research data, formulas and other confidential information, intellectual and similar intangible property rights, whether or not patentable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and


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         all applications for, and extensions, divisions and reissuances of, any of the foregoing, and rights therein used primarily in the Business, including, without limitation, a license to use (i) the name "General Rental," and "Rental One" and all related trade names and trademarks, and (ii) the intellectual and intangible property rights described on the Schedule entitled "Intellectual Property" attached hereto;

                  (i) Business Records. All books and records relating primarily to the Business, including, without limitation, all files, invoices, forms, accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, employment records, studies, reports or summaries relating to any Environmental Requirements (as hereinafter defined), and other books and records relating primarily to the operation of any of the Acquired Assets (as hereinafter defined) or other assets or properties, and any confidential information relating primarily to the Business which has been reduced to writing or other tangible medium (collectively, the "Business Records");

                  (j) Rights Under Confidentiality Agreements and Warranties. All rights, claims and benefits of Seller in, to or under any (i) (A) employee confidentiality agreements entered into by Seller,
         (B) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information (the "Confidentiality Agreement Rights") and (C) non-competition agreements entered into by Seller with companies and persons affiliated with companies acquired by Seller or its predecessors relating to the Business; and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of the Seller) all as such relate to the Business;

                  (k) Customer List. The list or lists maintained by Seller, if any, or other records maintained by Seller, if any, of all of the Persons to whom or to which Seller has rented, sold or otherwise furnished Rental Equipment, directly or indirectly, through the Business at the locations described on the Schedule entitled "Real Estate and Leases" at any time during the thirty-six (36) month period ending on the Closing Date (individually, a "Customer" and collectively, the "Customers," such terms to include any assignee or successor of any such Person, whether by consolidation, merger, sale of assets or otherwise), including to the extent maintained by Seller related information as to the unit and dollar volume of such sales, the type of Rental Equipment so rented, sold or furnished, the method of distribution and other relevant marketing and Rental Equipment information for each Customer (the "Customer List");

                  (l) Catalogs and Advertising Materials. All promotional and advertising materials, including, without limitation, all catalogs, brochures, plans, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, and labels and packaging materials held for use in connection with the Business;

                  (m) Purchase Orders. All unfilled purchase and sale orders (including releases of quantities pursuant thereto) relating to the Business including, without limitation, those purchase orders involving more than $25,000 for the purchase of goods and services and listed on the Schedule attached hereto entitled "Purchase Orders";


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                  (n)      Contracts. Subject to Section 1.2(b) and 1.3, all
         rights, benefits and interests of Seller in and to all licenses, leases, contracts, agreements, commitments and undertakings relating to the Business, including, without limitation, all rights of Seller to indemnities under agreements through which Seller purchased all or any part of the assets used in the Business (the "Indemnity Assignments"); provided, however, that the Indemnity Assignments may provide that Seller may retain rights to pursue the grantor of the indemnity exclusively (i) for matters with respect to which Buyer has not suffered any loss or damage and (ii) for amounts paid to Buyer by Seller provided that Buyer has not incurred, in the aggregate, the maximum amount of Liabilities with respect to which Buyer is entitled to indemnification pursuant to Section 11.5(a) hereof and in all other situations, Buyer and Seller may pursue the grantor of the indemnity in proportion to the loss suffered by each;

                  (o) Permits. All licenses, permits, approvals, variances, waivers or consents (collectively, the "Permits"), to the extent transferable, issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities") and used in or necessary to the operation of the Business;

                  (p) Insurance. All claims of Seller in, to or under all insurance policies maintained by Seller for losses incurred with respect to the Acquired Assets after the date hereof and losses with respect to the Business for which the liability relating thereto is an Assumed Liability;

                  (q) Goodwill. The goodwill of Seller relating to the Business; and

                  (r) Miscellaneous. Except for the Retained Assets (as hereinafter defined), all other assets, properties, rights and interests of Seller otherwise employed primarily in or related primarily to the operation of the Business, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including, without limitation, those assets, properties, rights and interests set forth on the Balance Sheet (as hereinafter defined), all of which are to be sold, transferred, conveyed, assigned and delivered to Buyer at the Closing pursuant to this Agreement.

All of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of the Seller primarily for use in the operation of the Business, which are to be sold, transferred, conveyed, assigned and delivered by Seller to Buyer at the Closing as contemplated herein, including without limitation, those described in clauses (a) through (r) above, but excluding the Retained Assets, are referred to herein collectively as the "Acquired Assets."

         1.2 Retained Assets. Anything in Section 1.1 to the contrary notwithstanding, the following assets (collectively, the "Retained Assets") shall be retained by Seller, and Buyer shall in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any of the following:


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                  (a)      Designated Assets. Any of the assets, properties,
         rights and/or interests, owned, used, occupied or held by or for the benefit of Seller listed on the Schedule entitled "Designated Assets" attached hereto (collectively, the "Designated Assets");

                  (b) Non-Assigned Contracts. All of the rights and interests, and all of the liabilities and obligations, of Seller in, under or pursuant to any license, lease, contract, agreement, commitment or undertaking listed on the Schedule entitled "Non-Assigned Contracts" attached hereto (collectively, the "Non-Assigned Contracts");

                  (c) Non-Assigned Leases. All of the rights and interests under the lease agreements more particularly described as "Non Assumed Leases" under the heading "Leased Property" on the Schedule entitled "Real Estate and Leases."

                  (d) Employee Plan Assets. The rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other bonus, stock option, stock appreciation, stock purchase, severance, termination, lay-off, leave of absence, disability, workers compensation, pension, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement of Seller applicable to Seller's past, present or future employees (collectively, "Employee Plans");

                  (e) Corporate Records. Seller's minute books, stock books, stock ledger and corporate seal; and

                  (f) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities of the Business, including cash on hand maintained at the facilities of Seller described on the Schedule entitled "Real Estate and Leases," and cash, cash-equivalents and marketable securities in lock boxes or on deposit with or held by any financial institution in connection with the Business other than cash or cash equivalents which represent payment for Accounts Receivable purchased by Buyer.

                  1.3      Assignability and Consents.

                  (a) Required Consents. The Schedule entitled "Assignments and Consents" sets forth a list of all Acquired Assets, including Contracts, Permits and Lease Agreements (but excluding leases of office equipment involving future payments of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate and other agreements which have less than one year remaining in their terms and involve future payments of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate), which are non-assignable or non-transferable or cannot be subleased to Buyer without the consent of some other individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority (collectively, "Person"). Seller has commenced and shall continue to take, or cause to be taken by others, all commercially reasonable actions required to obtain or satisfy, at the earliest practicable date, all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and


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         agreements ("Consents") from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement and to continue such commercially reasonable efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Acquired Assets.

                  (b) Nonassignable Items. Anything in this agreement to the contrary notwithstanding, this Agreement shall not constitute an Agreement to sell, convey, assign, sublease or transfer any Acquired Assets, including Contracts, Permits and Lease Agreements (other than leases of office equipment involving future payments of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate and other agreements which have less than one year remaining in their terms and involve future payments of less than Twenty-Five Thousand Dollars ($25,000)), if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the Consent of another party thereto or a Governmental Authority would constitute a breach of, or in any way affect the rights of Seller or Buyer with respect to such Acquired Asset ("Nonassignable Items"). Seller shall use its commercially reasonable efforts and Buyer shall cooperate in all reasonable respects with Seller to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items. If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, Seller and its appropriate Affiliates shall at the Closing enter into such arrangements (including related written agreements) as Buyer may reasonably request in order to fairly compensate Buyer for the loss of, or to provide to Buyer the benefit of, any such Nonassignable Items (it being acknowledged that such arrangement may include obligations imposed on Seller and such Affiliates promptly to pay to Buyer when received all monies and other items of value received by Seller and such Affiliates under any such Nonassignable Item).

         1.4 Formation of Subsidiary and Assignment of Rights. Prior to the Closing, Buyer may assign all or any part of its rights and obligations under this Agreement to one or more, direct or indirect, wholly-owned Subsidiary or Subsidiaries and cause such Subsidiary to perform the obligations of Buyer under this Agreement, including, without limitation, rights and obligations of Buyer to acquire the Acquired Assets pursuant to this Article I; provided, however, that no such assignment shall otherwise vary or diminish any of Buyer's or Seller's rights or obligations under this Agreement or shall cause a delay in the Closing.

                             ARTICLE II: LIABILITIES

         2.1 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, at the Closing and effective as of the Closing Date, and shall thereafter pay, perform and discharge as and when due the following, and only the following, liabilities and obligations of Seller incurred in or arising from the operation of the Business (collectively, the "Assumed Liabilities"):


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                  (a)      Contracts. All liabilities and obligations of Seller
         arising under the terms of the Contracts and listed on the Schedule attached hereto and entitled "Assumed Contracts" other than contracts that constitute Non-Assigned Contracts (the "Assumed Contracts") but only to the extent such liabilities and obligations arise or accrue in the ordinary and normal course and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement; provided, however, that, other than as listed under the heading "Extraordinary Items" on the Schedule entitled "Assumed Contracts", Buyer shall not assume or be responsible for any such liabilities or obligations which arise from breaches thereof or defaults thereunder by Seller, all of which liabilities and obligations shall constitute Retained Liabilities (as hereinafter defined);

                  (b) Assumed Leases. All liabilities and obligations of Seller arising under the terms of the "Assumed Leases" listed under the heading "Leased Property" on the Schedule entitled "Real Estate and Leases," but only to the extent such liabilities and obligations arise or accrue in the ordinary and normal course and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement; provided, however, that, other than as listed under the heading "Extraordinary Items" on the Schedule entitled "Real Estate and Leases", Buyer shall not assume or be responsible for any such liabilities or obligations which arise from breaches thereof or defaults thereunder by Seller all of which liabilities or obligations shall constitute Retained Liabilities; and

                  (c) Miscellaneous Liabilities. All liabilities identified on the Schedule attached hereto entitled "Miscellaneous Liabilities," which includes accrued expenses of the Business that would be current liabilities under GAAP that are not due and payable until after the Closing Date.

         2.2 Retained Liabilities. Except as provided in Section 2.1, Seller shall retain, and Buyer shall not assume, or be responsible or liable with respect to, any liabilities or obligations of, Seller, or otherwise relating to the Business or any present or former owner or operator thereof, whether or not of, associated with, or arising from, any of the Acquired Assets, and whether fixed, contingent or otherwise, known or unknown (collectively referred to hereinafter as the "Retained Liabilities"), including, without limitation, the following:

                  (a) Pre-Closing. All liabilities, obligations and accrued expenses relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business) which are not Assumed Liabilities;

                  (b) Liabilities Relating to the Sale of Acquired Assets. Subject to Section 9.6 hereof, all liabilities and obligations of Seller or any of its Affiliates, or their respective directors, officers, stockholders or agents, arising out of, or relating to, this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing Date, including, without limitation, all finder's or broker's fees and expenses, and any and all


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         fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of Seller or any of its Affiliates;

                  (c) Employee-Related Liabilities. Except as identified on the Schedule entitled "Miscellaneous Liabilities", all liabilities and obligations to any person at any time employed by Seller or its Affiliates or their respective predecessors-in-interest in the Business or otherwise, at any time or to any such person's spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons' employment by Seller or its Affiliates or their respective predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising (i) under any Employee Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws,
         (iii) under any collective bargaining laws, agreements or arrangements, or (iv) in connection with any workers' compensation or any other employee health, accident, disability or safety claims;

                  (d) Litigation. All liabilities and obligations relating to any litigation, action, suit, claim, investigation or proceeding pending on the date hereof, or constituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Seller or any of its Affiliates (or any of their respective predecessors-in-interest), or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any Rental Equipment or any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

                  (e) Product, Environmental and Safety Liability. All liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business or the Acquired Assets), based in whole or in part on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to (i) any dispute for services rendered or goods manufactured, including, without limitation, product warranty claims and product liability claims, and claims for refunds, returns, personal injury and property damage, but only to the extent such disputes did not arise in the ordinary and normal course of business and the individual dispute is greater than $5,000, (ii) Hazardous Materials, Environmental Requirements or Environmental Damages (all as hereinafter defined), (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, or (iv) compliance with any Laws relating to any of the foregoing;

                  (f) Taxes. Except as identified on the Schedule entitled "Miscellaneous Liabilities," all liabilities and obligations of Seller or any of its Affiliates (or any of their respective predecessors-in-interest) for any Taxes (as hereinafter defined) due or becoming due by reason of (i) the conduct of the Business, or (ii) the ownership, possession, use, operation, purchase, acquisition, sale or disposition, of any Products or any of the Acquired Assets, including, without limitation, Taxes attributable to the sale of inventory and employee withholding tax obligations; (ii) Taxes imposed on, or accruing as a result of the purchase and sale of the Acquired Assets; and (iii) Taxes attributable to, or resulting from,


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         recapture of depreciation, other tax benefit items, or otherwise arising from the transactions contemplated by this Agreement;

                  (g) Breach of Agreement. All liabilities and obligations, known or unknown, fixed, contingent or otherwise, the existence of which is a breach of, or inconsistent with, any representation, warranty, covenant, obligation or agreement of Seller set forth in this Agreement or in any of the other documents or agreements contemplated hereby;

                  (h) Liabilities Relating to Retained Assets. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by Buyer hereunder, including, without limitation, the Retained Assets;

                  (i) Post-Closing Date. All liabilities and obligations incurred by Seller or its Affiliates or their respective directors, officers, stockholders, agents or employees after the Closing Date; and

                  (j) Balance Sheet and Other. All liabilities and obligations of Seller other than such liabilities and obligations expressly identified as Assumed Liabilities.

                           ARTICLE III: PURCHASE PRICE

         3.1 Payment. In full consideration for the transfer of the Acquired Assets (the "Purchase Price"), Buyer (i) pay to Seller by wire transfer in immediately available funds to an account designated by Seller an amount equal to $18,250,000, plus or less an amount equal to the product of .8 multiplied by the difference between (A) $1,000,000 and (B) the Estimated Gross Working Capital (as defined in Section 3.2) (such product being the "Initial Working Capital Amount"), and (ii) shall deliver into escrow, pursuant to the terms and conditions of an Escrow Agreement in the form attached hereto as Exhibit A (the "Indemnity Escrow Agreement"), an amount equal to $1,750,000. Upon execution of this Agreement, Buyer has deposited $250,000 in escrow pursuant to an escrow agreement, dated even date herewith, and attached hereto as Exhibit B (the "Initial Escrow Agreement"), which amount shall be paid to Seller as part of the Purchase Price or returned to Buyer pursuant to the Initial Escrow Agreement.

         3.2 Gross Working Capital Adjustment. The Purchase Price shall be adjusted upon final determination of the Final Working Capital Amount as hereinafter set forth. Gross Working Capital shall be defined as current assets of the Business, less the current liabilities of the Business identified on the Schedule entitled "Miscellaneous Liabilities." For purposes of this Agreement, current assets shall consist of Accounts Receivable (net of a reserve for uncollectible accounts equal to $150,000), Inventories (net of the reserve for obsolete or unsaleable Inventory as reflected in the books and records of the Seller), and Prepaids. At the Closing, Seller shall prepare a statement setting forth, in reasonable detail, its estimate of Gross Working Capital as of the Closing Date ("Estimated Gross Working Capital"). Within sixty (60) days of the Closing Date, Buyer shall prepare and deliver to the Seller a statement setting forth its calculation of Gross Working Capital as of the Closing Date. That statement shall be prepared in a manner consistent with Generally Accepted Accounting Principles ("GAAP") and consistent with the definitions of the defined terms contained herein. The


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Seller shall have a period of fifteen (15) days after receipt of that statement to object to such calculation. In the event any such objection cannot be amicably resolved, Seller and Buyer shall agree upon an independent national accounting firm to be hired for the purposes of resolving such dispute, which resolution shall be the final Gross Working Capital and the difference between $1,000,000 and the final Gross Working Capital (which, if less than $1,000,000 shall be expressed as a negative number) shall be the "Final Working Capital Amount." The fees of such independent national accounting firm shall be shared equally by Seller and Buyer. Upon final determination of the Final Working Capital Amount, the difference between the Final Working Capital Amount, and the Initial Working Capital Amount shall be paid within 15 days from such determination (i) by Buyer to Seller, if the Final Working Capital Amount is more than the Initial Working Capital Amount and (ii) by Seller to Buyer if the Final Working Capital Amount is less than the Initial Working Capital Amount.

                               ARTICLE IV: CLOSING

         4.1 General. As used in this Agreement, the "Closing" shall mean the time at which Seller consummates the sale, assignment, transfer and delivery of the Acquired Assets to Buyer as provided herein by the execution and delivery by Seller of the documents and instruments referred to in Section 4.2 and delivery by Buyer of the documents and payments provided in Sections 3.1(a) and 4.3, and Seller, Buyer and the other Persons referred to herein deliver the additional documents referred to in Section 4.4. In the absence of a prior termination of this Agreement by one of the parties in accordance with Article X, the Closing shall take place at the offices of Jones, Day, Reavis & Pogue, 1900 Huntington Center, Columbus, OH 43215, at 10:00 A.M. on the later to occur of (a) the second day following the day on which the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") shall have expired, if applicable, or (b) June 2, 1998, or at such other time and place and on such other day as shall be mutually agreed upon in writing by the parties hereto (the "Closing Date"), provided that either Seller or Buyer may unilaterally extend the Closing Date to a date not later than June 30, 1998 in order to satisfy any conditions to Closing that have not been satisfied by June 4, 1998 and further, provided, that if the Closing has not occurred on or before June 4, 1998 solely because of Buyer's failure to satisfy a condition set forth in Section 6.2 (not waived by Seller) hereof that is within Buyer's sole control, Buyer shall deposit $250,000 into escrow pursuant to Section 1.1(b) of that certain Escrow Agreement, dated even date herewith. Legal title, equitable title and risk of loss with respect to the Acquired Assets shall not pass to Buyer until the Acquired Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Eastern Time) on the Closing Date.

         4.2 Documents to be Delivered by Seller. At the Closing (or as otherwise specified), Seller shall deliver to Buyer:

                  (a) Copies of (i) the resolutions of the Board of Directors of Seller, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Seller's Certificate of Incorporation, and (iii) Seller's Bylaws, all certified by the corporate Secretary or Assistant Secretary of Seller to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

                  (b) A bill of sale, bills of sale or other conveyancing documents transferring the Acquired Assets to Buyer, free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other variances, reservations or limitations of any nature) or encumbrances whatsoever (collectively, "Liens"), but subject to the Permitted Liens;

                  (c) An opinion, dated as of the Closing Date, of Pedersen & Houpt, counsel to Seller, addressed to Buyer, in form and substance satisfactory to Buyer;

                  (d) Copies of all Consents to the transfer, assignment or sublease to Buyer of each Acquired Asset, including Contracts, Permits and Lease Agreements, that requires such Consent.

                  (e) Instruments of assignment to Buyer of all trademarks, trade names, service marks and patents (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein) identified on the Schedule entitled "Intellectual Property";

                  (f)      The certificate required by Section 6.1(g);

                  (g) Long-form good standing and tax certificates for Seller from the Secretary of State of Delaware and from the appropriate state and tax authorities in each jurisdiction in which Seller is qualified to do business as a foreign corporation, with respect to the ownership, possession, use or operation of any of the Acquired Assets, dated not more than ten days prior to the Closing;

                  (h) If required by applicable law or regulation, evidence of the due filing by Seller's ultimate parent, with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") pursuant to the H-S-R Act and the expiration of the waiting period thereunder;

                  (i)      An Incumbency Certificate of the officers of Seller;

                  (j) (i) A deed or deeds of general warranty (the "Deed") in recordable form conveying the Fee Property to Buyer, free and clear of all Liens whatsoever except for Permitted Liens (as hereinafter defined);

                           (ii) Good and valid title insurance policies or, in final form, irrevocable title insurance commitments issuable by Lawyer's Title Insurance Corporation (the "Title Insurance Policies"), dated as of the Closing Date, insuring Buyer's title as fee owner in each parcel of real property included in the Fee Property to be conveyed to Buyer pursuant hereto, access rights to such property and specific survey facts, if any, free and clear of all Liens and other exceptions (including mechanics' liens) other than Permitted Liens;

                  (k) Releases, including, without limitation, termination statements under the Uniform Commercial Code ("UCC") of any financing statements filed against any Acquired Assets, evidencing discharge, removal and termination of all Liens to which the Acquired Assets are subject which releases shall be effective at or prior to the Closing;

                  (l) The Indemnity Escrow Agreement, duly executed on behalf of Seller, and in substantially the form attached hereto as Exhibit A.

                  (m) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer (including, without limitation, such affidavits, releases and other instruments necessary for the issuance of the Title Insurance Policies) in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets, free and clear of any and all Liens except Permitted Liens;

                  (n) The statement of Estimated Gross Working Capital (delivered not less than 24 hours prior to Closing);

                  (o) A license agreement, in form and substance satisfactory to Buyer and Seller for the use of the names "General Rental" and "Rental One" and all related tradenames and trademarks (the "License Agreement");

                  (p) An agreement, in form and substance satisfactory to Buyer and Seller for transitional services to be rendered by Seller to Buyer with respect to the Business (the "Transitional Services Agreement"); and

                  (q)      The Release (as hereinafter defined).

         4.3 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller:

                  (a) A copy of (i) the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Buyer's Certificate of Incorporation, and (iii) Buyer's Bylaws, all certified by the Secretary or an Assistant Secretary of Buyer to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

                  (b)      The certificate required by Section 6.2(g);

                  (c)      The Indemnity Escrow Agreement;

                  (d) If applicable, evidence of the due filing by Buyer, with the FTC and the DOJ pursuant to the H-S-R Act and the expiration of the waiting period thereunder;

                  (e) An opinion, dated the Closing Date, of Jones, Day, Reavis & Pogue, counsel to Buyer, addressed to Seller, in form and substance satisfactory to Seller;

                  (f) Long-form good standing and tax certificates for Buyer from the Secretary of State of Delaware, dated not more than ten days prior to the Closing;

                  (g)      An Incumbency Certificate of the officers of Buyer;

                  (h) An Instrument of Assumption of the Assumed Liabilities, in form and substance satisfactory to Seller;

                  (i)      The License Agreement; and

                  (j)      The Transitional Services Agreement.

         4.4 Other Documents to be Delivered. At the Closing, Buyer shall execute and deliver Non-Competition Agreements with Seller, GRI, L.P., Robert J. Bobb, Joseph McInerney and the DFW Capital Partners, L.P. in substantially the form attached as Exhibit C hereto.

                    ARTICLE V: REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Seller. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the Disclosure Schedule attached to this Agreement hereby represent and warrant to Buyer that:

                  (a) Organization and Standing; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, to carry on the Business as now being conducted, and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Except as disclosed on the Schedule entitled "Affiliate Companies," Seller has no Subsidiary corporations, owns no interest, direct or indirect, in any other business enterprise, firm or corporation, and is the only business enterprise, firm or corporation through which the Business (or any business competing with or similar to the Business) is conducted, or which owns, leases or uses assets related to the Business. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Acquired Assets or the operation of the Business requires such qualification. This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by Seller in connection herewith (collectively, the "Transaction Documents") have been, or upon execution thereof will be, duly executed and delivered by Seller. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by all necessary corporate action of Seller, and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms.

                  (b) Certificate of Incorporation and Bylaws. The copies of the Certificate of Incorporation of Seller, certified by the Secretary of State of Delaware, and the Bylaws of

         Seller, included in the Schedule entitled "Certificate of Incorporation and Bylaws of Seller" attached to this Agreement are true, correct and complete.

                  (c)      Conflicts; Defaults.

                           (i) Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Seller or Stockholders, nor the performance by Seller or Stockholders of the transactions contemplated hereby or thereby, will (A) violate, conflict with, or constitute a default under, any of the terms of Seller's Certificate of Incorporation, or Seller's Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including, without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets are bound,
                  (B) result in the creation or imposition of any Liens or claims in favor of any third Person or entity upon any of the Acquired Assets, (C) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, (D) constitute an event which, after notice or lapse or time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens or claims, or (E) constitute an event which, after notice of lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Acquired Assets. No consent, novation, approval, filing or authorization will be required to be obtained or satisfied for the continued performance by Buyer following the Closing of any contract, agreement, commitment or undertaking included in the Acquired Assets.

                           (ii) Seller is not in violation of or in default under its Certificate of Incorporation or Bylaws.

                           (iii) Seller is not in violation of or in default of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, the Contracts, or any of Seller's monetary obligations or debts relating to the Business, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

                           (iv) Seller is not in violation of or in default of any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets is bound.

                  (d)      Acquired Assets; Title to the Acquired Assets.

                           (i) The Schedule entitled "Fixed Assets" includes a true and correct list of all fixed assets of the Business as of December 31, 1997 (the "Balance Sheet Date"), including a listing of the book value of each item of Rental Equipment as reflected in the books and records of Seller as of the Balance Sheet Date. Except for the Retained Assets, the Acquired Assets are all of the, and the only, assets, properties, rights and interests used by Seller solely in connection with the Business. The Acquired Assets to be conveyed to Buyer under this Agreement constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the date of this Agreement. All of the Acquired Assets used in connection with the operation of Seller's business (including, without limitation, the assets reflected on the Fixed Asset Schedule) are in good operating condition and repair, subject to normal wear and tear consistent with the age of the properties or assets, and are adequate and sufficient for the uses to which they are put in the Business. None of the Acquired Assets have any material defects or are in need of maintenance or repair, except for ordinary, routine maintenance and repairs which are not material in nature or cost.

                           (ii) Seller has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and transfer to Buyer, each of the Acquired Assets, including, without limitation, all dies, molds or other tooling or equipment used primarily in the Business, whether located at the Seller's facilities or at the facilities of its Customers or suppliers, and the Acquired Assets are free and clear of all Liens and claims of any kind or nature whatsoever, except for Permitted Liens (as hereinafter defined) and Liens set forth on the Schedule entitled "Liens"). All of the Acquired Assets that are Rental Equipment and were held under operating leases at the Balance Sheet Date are included in the Schedule entitled "Fixed Assets" and will, as of the Closing Date, be transferred free and clear of all Liens and claims of any kind or nature whatsoever, except for Permitted Liens, and annual payments under such operating leases were, as of the Balance Sheet Date, in excess of $309,000. The consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of the Acquired Assets, and all rights and interests therein, to Buyer as contemplated herein) will not adversely affect such title or rights, or any terms of the applicable agreements (whether written or oral) evidencing, creating or granting such title or rights. Seller has the right under valid and existing leases to occupy, use or control all properties and assets leased by it and included in the Acquired Assets. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good, marketable and exclusive title (as to all Acquired Assets owned by Seller) or full right to possess and use (as to all Acquired Assets not owned by Seller) to the Acquired Assets in Buyer, free and clear of all Liens and claims of any kind or nature whatsoever, except for (a) current real estate Taxes or governmental charges or levies which are a Lien but not yet due and payable, and (b) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the Business and which have arisen only in the ordinary and normal course of business consistent with past practice (the Liens described in clauses (a) and (b) being collectively referred to herein as "Permitted Liens").

                  (e)      Real Property.

                           (i) The Schedule entitled "Real Estate and Leases" attached hereto contains a true, correct and complete list of all instruments and agreements creating any interest or right in real property relating to the Business, or owned, leased or occupied by Seller, including all easements, buildings, structures, fixtures and improvements. True, correct and complete copies of the instruments and agreements identified in such Schedule have been delivered to Buyer. Each such instrument and agreement is in full force and effect and is a legal, binding, and enforceable obligation of the parties thereto and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute a default or breach thereunder. Seller has the right to quiet enjoyment of all real property subject to leaseholds under any such instruments for the full term of each such lease and any renewal option related thereto. There has been no disturbance of or challenge to the Seller's quiet possession under each such lease, and no leasehold or other interest of Seller in such real property is subject to or subordinate to any Liens except Permitted Liens. Neither the whole nor any portion of any real property leased or occupied by Seller has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to the best of Seller's knowledge, no such condemnation, requisition or taking is threatened or contemplated.

                           (ii) All buildings, structures, fixtures and appurtenances comprising part of the real properties of Seller are in good condition and have been maintained consistent with industry practice, normal wear and tear excepted.

                  (f) Lease. The Assumed Leases have not been modified, altered, terminated or revoked, and are in full force and effect. Seller, as the present tenant under the Assumed Leases, is not in default under, or in breach of, any of the terms of the Assumed Leases, and there are no existing facts or conditions which could give rise to any such breach or default, or any claim against Seller, under the Assumed Leases. To Seller's knowledge, (i) the lessors under the Assumed Leases are not in default thereunder, or in breach thereof, and
         (ii) there are no existing facts or conditions which could give rise to any such breach or default, or any claim against the lessors under the Assumed Leases.

                  (g) Contracts. The Schedule entitled "Contracts" attached hereto contains a complete list or description of (i) each license, contract, agreement, commitment and undertaking (whether written or oral) (A) relating to the Business (1) which involves the purchase of inventories or the sale of products, and involves aggregate future payments in excess of $25,000, or which extends for a period of more than 12 months and cannot be canceled by Seller without further payment or penalty, or (2) which does not involve the purchase of inventories or the sale of products, and involves aggregate future payments in excess of $25,000 or extends for a period of more than 12 months and cannot be canceled by Seller without further payment or penalty, (B) between Seller and any distributors, manufacturers' agents or selling agents used or retained in connection with the Business, or pursuant to which Seller sells or leases Products, in each case described in this subsection (B) regardless of the size or term or such licenses, contracts, agreements, commitments and undertakings, (ii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument to which Seller is a party, and which constitutes, or contemplates, a Lien on the Acquired Assets, (iii) any conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement involving (in the aggregate) amounts in excess of $25,000 relating to the Business, or to which Seller is a party, (iv) any power of attorney given by Seller to any Person, firm or corporation or otherwise relating to the Business or the Acquired Assets, (v) any non-competition, restrictive covenant or other agreement that restricts Seller or any other entity from conducting the Business anywhere in the world, (vi) each contract, agreement, commitment or undertaking presently in effect, whether or not fully performed, between Seller and any current or former officer, director, consultant or other employee (or group thereof) retained or employed primarily in connection with the Business, or any current or former stockholder (or group of stockholders) of Seller, (vii) any agreement entered into by Seller with companies or individuals in connection with transactions pursuant to which Seller acquired all or any part of the Acquired Assets and which provides Seller with rights of non-competition and indemnity or similar rights, and (viii) any other contract, agreement, commitment or undertaking which is material to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Business (the items described in clauses (i) through (viii) being herein collectively referred to as the "Contracts"). Seller has performed all obligations required to be performed by it to date under the Contracts, and neither Seller nor any other party to any Contract has breached or improperly terminated any Contract or is in default under any Contract by which it is bound, and there exists no condition or event which after notice or lapse of time or both, would constitute any such breach, termination or default. Seller is not a party to, and the Business does not involve, any contracts, agreements, commitments or undertakings which are subject to the Federal Acquisition Regulations, Chapter 48 of the Code of Federal Regulations and all agency supplements thereto, the Cost Accounting Standards set forth in Chapter 4 of the Code of Federal Regulations, or the Cost Principles set forth in Chapter 31 of the Code of Federal Regulations. Each of the Contracts is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto. Except as set forth on the Schedule entitled "Contracts," Seller, in connection with the Business has no outstanding Contracts, including Contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers, that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium. Seller enjoys good working relationships under all of its Contracts, including, without limitation, its supply, distribution and similar contractual arrangements in connection with the normal operation of the Business, and the consummation of the transactions contemplated hereby will not materially affect any such Contracts, relationships or arrangements.

                  (h) Financial Statements. Seller has heretofore delivered to Buyer the following financial statements (collectively, together with the financial statements to be delivered pursuant to Section 7.2(b), the "Financial Statements"):

                           (i) the unaudited Statement of Operations of the Business for the year ended December 31, 1997 and the quarter ended March 31, 1998, each of which are attached hereto on the Schedule entitled "Seller's Statement of Operations";

         Each of the Financial Statements is true, complete and correct in all material respects, was prepared from the books and records kept by Seller for the Business, and fairly presents the results of the Business's operations for the periods then ended in accordance with GAAP consistently applied (except for the absence of footnotes and normally recurring year-end adjustments, which adjustments will not differ materially from the effects of normally recurring year end adjustments on the audited financial statements of the Seller for the 1996 fiscal year). Except as set forth in the Schedules delivered pursuant to this Agreement or the Financial Statements, since the Balance Sheet Date, there has been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, or business of the Business, nor has there been any event or condition of any character which has materially and adversely affected, or which is likely to materially and adversely affect, the condition (financial or otherwise), results of operations, properties, assets, or business of the Business. The Schedules entitled "Fixed Assets" and "Rental Equipment" reflects all properties and assets, real, personal or mixed, which are currently used in connection with the Business, except for (A) Inventory or Rental Equipment purchased or sold consistent with past practice and in the ordinary and normal course of business since the Balance Sheet Date; provided, however, that the aggregate reduction in the book value of Rental Equipment since the Balance Sheet Date (without taking into account depreciation for fiscal year 1998) shall not exceed $20,000 without the prior written consent of Buyer, (B) other properties and assets (other than capital assets) not in excess of $10,000 (in the aggregate) purchased or sold since the Balance Sheet Date consistent with past practice and in the ordinary and normal course of business, (C) capital assets purchased since the Balance Sheet Date in an amount not in excess of $10,000 (in the aggregate), and (D) purchase commitments disclosed on the Schedule entitled "Liabilities."

                  (i)      [intentionally omitted].

                  (j) Accounts Receivable; Collection. Except for Accounts Receivable with respect to which applicable reserves will be set forth on the schedule of Estimated Gross Working Capital, all Accounts Receivable outstanding relating to the Business as of the Balance Sheet Date and the Closing Date represent sales actually made in the ordinary and normal course of business. As of the Closing Date all Accounts Receivable will be current and collectible in full no later than 180 days after the Closing Date, subject to applicable reserves. To the best of Seller's knowledge, other than as provided for in reserves as contemplated above, there are no counterclaims or setoffs against (or any basis therefor), or any other matter or condition likely to interfere with full and timely collection of, any of such outstanding Accounts Receivable. The Schedule entitled "Accounts Receivable" sets forth an aged listing by Customer of the Accounts Receivable that are outstanding as of a date no earlier than three business days before the date of this Agreement (and Seller will update this Schedule as of the Closing Date).

                  (k) Inventories. All of the Inventories are of a quality and quantities usable or salable in the ordinary and normal course of business, and there are no damaged or obsolete items or items of below standard quality included therein, except with respect to which adequate reserves shall be set forth on the Balance Sheet. The value at which the Inventory is carried on the books and records of the Seller reflects a moving average cost basis, and reflects writeoffs or writedowns for damaged or obsolete items, or items of below standard quality, in accordance with GAAP. The Inventory is not (as of the date hereof) and will not be (as of the Closing Date) excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the Business.

                  (l) Rental Equipment. The Schedule entitled "Rental Equipment" includes a true and correct list of all equipment rentable and salable in the ordinary course of business of the Business as of the Balance Sheet Date, including a listing of the book value of each item of Rental Equipment as reflected in the books and records of the Seller. All Rental Equipment is of a quality and quantity usable, rentable, or salable in the ordinary and normal course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the books and records of the Seller. All such Rental Equipment not written off has been recorded at net realizable value and has been depreciated consistent with the economic life of such Rental Equipment. To the knowledge of Seller, the quantities of each item of such Rental Equipment are not excessive, but are reasonable in the present circumstances of the Seller. All such Rental Equipment is in good operating condition and repair, subject to normal wear and tear, and has been maintained in accordance with normal industry practice.

                  (m) Litigation. Except as set forth on the Schedule entitled "Litigation," Seller is not subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority relating to the Business, and there exists no litigation, action, suit, claim or proceeding pending, or, to the best of Seller's knowledge, any litigation, action, suit, investigation, claim or proceeding threatened against or affecting Seller, the Business or the Acquired Assets, or any employee associated with the Business or the Acquired Assets, or which would affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority, including, without limitation, claims for product warranty, product liability, anti-trust, unfair competition, price discrimination or other liability or obligation relating to Products, whether manufactured or sold by Seller, any of its Affiliates or any of their respective predecessors-in-interest in respect of the Business, or which would adversely affect the transactions contemplated by this Agreement, and to Seller's knowledge no one has grounds to assert any such litigation, action, suit, claim or proceeding. Set forth on the Schedule entitled "Litigation" is a description of (i) all litigation, actions, suits, investigations, claims and proceedings asserted, brought or threatened against Seller or its Affiliates or predecessors-in-interest in respect of the Business during the three-year period preceding the date hereof (except as otherwise noted on such Schedule), which involved a claim in excess of $5,000 or which did not include a dollar amount as a claim together with a description of the outcome or present status thereof, and (ii) all judgments, orders, decrees, writs or injunctions entered into by or against Seller which might affect the Business or the consummation of the transactions contemplated hereby.

                  (n) Customers and Suppliers. Seller is not involved in any material controversy with any of the material Customers of the Business. Except for the Customers and suppliers named in the Schedule entitled "Customers and Suppliers," (i) Seller has not had any Customer who accounted for more than 2% of Business's sales during the period from May 1, 1997 to December 31, 1997, or any supplier from whom it purchased more than 2% of the goods or services purchased in connection with the Business during the period from May 1, 1997 to December 31, 1997, and (ii) to the Seller's knowledge, the Business has not had any Customer who accounted for more than 2% of Seller's sales during the period from January 1, 1996 to April 30, 1997, or any supplier from whom it purchased more than 2% of the goods or services purchased in connection with the Business during the period from January 1, 1996 to April 30, 1997. Seller has not been advised by any Customer or supplier (representing purchases and sales of $50,000 or more) with respect to the Business, that such Customer or supplier was or is intending to terminate its relationship with Seller or would not continue to purchase supplies or services relating to the Business for future periods on account of any dissatisfaction with Seller's performance. All business placed by all employees of Seller with respect to the Business has been placed in the name of Seller, and all fees on such Business have been paid to and are the property of Seller.

                  (o) Regulatory Compliance. Except as set forth on the Schedule entitled "Litigation," the Business has been conducted, the Acquired Assets have been maintained and Seller is currently in substantial compliance with all applicable laws (including, without limitation, all laws relating to zoning, building codes, civil rights, occupational health and safety, antitrust, consumer protection, currency exchange, equal opportunity, pensions, securities and trading-with-the-enemy), and no material expenditures are or will be required to comply with any such laws, regulations and orders of Governmental Authorities. Seller is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in default under, the terms of any judgment, decree, order, writ or injunction of any Governmental Authority, whether at law or in equity.

                  (p) Brokers, Finders and Agents. Seller is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  (q) Intellectual Property. The Schedule entitled "Intellectual Property" attached hereto sets forth a complete and correct list (with an indication of the record owner and identifying number) of all patents, trademarks, service marks, trade names and copyrights for which registrations have been obtained (and all applications for, or extensions or reissuances of, any of the foregoing) which are or have been used primarily in the conduct of, or which relate primarily to, the Business or which are owned by Seller. True, correct and complete copies of such patents, trademarks, service marks, trade names and copyrights (and all applications for, or extensions or reissuances of, any of the foregoing) identified on such Schedule have been delivered to Buyer. To Seller's knowledge, Seller is the sole owner and has the exclusive right to use, free and clear of any payment, restriction or encumbrance, all such patents, trademarks, service marks, trade names and copyrights. To Seller's knowledge, no patents, trademarks, service marks, trade names and copyrights (or applications for, or extensions or reissuances of any of the foregoing) which are or have been used in the conduct of, or which relate to, the Business are owned otherwise than by Seller. There is no claim or demand of any Person pertaining to, or any proceedings which are pending or, to the best of Seller's knowledge, threatened, which challenge (i) the exclusive rights of Seller in respect of any patents, trademarks, service marks, trade names or copyrights (or applications for, or extensions or reissuances of, any of the foregoing) which are or have been used in the conduct of, or which relate to, the Business or which are owned by Seller, or (ii) the rights of Seller in respect of any processes, formulas, confidential information, trade secrets, know-how, engineering data, technology or other intellectual property which are owned by Seller. No patent, trademark, service mark, trade name, copyright, process, formulas, confidential information, trade secret, know-how, engineering data, technology or other intellectual property which is owned by Seller is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority or any contract, agreement, commitment or undertaking with any Person, or infringes or, to the best of Seller's knowledge, is being infringed by others or is used by others (whether or not such use constitutes infringement). To the best of Seller's knowledge, the Business does not involve employment of any Person in a manner which violates any non-competition or non-disclosure agreement which such Person entered into in connection with any former employment. All patents, trademarks, service marks, trade names or copyrights (or applications for, or extensions or reissuances of, any of the foregoing) or processes, formulas, confidential information, trade secrets, know-how, engineering data, technology or other intellectual property, or rights thereto, owned or held, directly or indirectly by any officer, director, stockholder, employee or any Affiliate of Seller and relating primarily to the Business have been, or prior to the Closing Date will have been, duly and effectively transferred to Seller. Set forth on the Schedule entitled "Intellectual Property" is a description all litigation, actions, suits, investigations, claims and proceedings, asserted, brought or threatened against the Seller within the five years preceding the date hereof, together with a description of the outcome or present status thereof, relating to any patent, trademark, service mark, trade name, copyright, process, formula, confidential information, trade secret, know-how, engineering data, technology or other intellectual property. Seller is not engaged in any research or development activities involving reverse engineering, or in other development or production of products based upon designs or attributes of products manufactured or sold by Persons other than Seller.

                  (r) Permits. The Schedule entitled "Permits" attached hereto contains a true, correct and complete list of all material Permits issued to Seller in connection with the Business. Seller has, and is in full compliance with, all Permits which are necessary or required for the operation of the Business as it is currently being operated and its present activities on its properties and facilities, all of which Permits are in full force and effect. There has been no change in the facts or circumstances reported or assumed in the application for or granting of such Permits. Seller's operation of the Business during the pendency of its applications, if any, for Permits does not violate any law, regulation or order of any Governmental Authority.

                  (s) Employee Relations; Collective Bargaining Agreements. There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to the best of Seller's knowledge, threatened which involve any employees employed in connection with the Business. Seller has complied and is complying with all laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes. Seller has not experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year period preceding the date hereof. Seller is not a party to any collective bargaining or union contract, and to the best of Seller's knowledge, there exists no current union organizational effort with respect to any of Seller's employees.

                  (t) Employees and Employee Plans. The Schedule entitled "Employee Plans" attached hereto contains a true and complete list of
         (a) all employees of the Business, together with a description of their respective job titles and responsibilities and annual compensation (including salaries, bonuses, consulting or directors' fees and incentive or deferred compensation) and (b) all Employee Plans and employment Contracts of the Business. Neither Seller nor any officers, directors, stockholders, employees or agents of Seller have taken any action directly or indirectly to obligate Seller to institute any Employee Plan applicable to employees of the Business other than those Employee Plans set forth in such Schedule, or to amend any such Employee Plan. Each Employee Plan maintained or contributed to, currently or in the past, by Seller (or by any other corporation or trade or business the employees of which, together with the employees of Seller, are required by any of the rules contained in ERISA or the Internal Revenue Code of 1986, as amended (the "Code") to be treated as if they were employed by a single employer) that is a group health plan (as such term is defined in Section 5000(b)(1) of the Code) has been operated in full compliance with the continuation overage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

                  (u)      Environmental and Safety Compliance.

                           (i) General. Except as disclosed on the Schedule entitled "Environmental Matters," neither Seller, nor, to the best of Seller's knowledge, any other previous owner, tenant, occupant or user of the real property, including Leased Property, listed on the Schedule entitled "Real Estate and Leases" (hereinafter collectively referred to as the "Property") nor any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, resulting in the emission, release, discharge, dumping or disposal of any Hazardous Materials (as hereinafter defined) on, under, in or about the Property, nor have any Hazardous Materials migrated from the Property to, upon, about or beneath other properties, nor have any Hazardous Materials migrated or, to Seller's knowledge, threatened to migrate from other properties to, upon, about or beneath the Property.

                           (ii) Specific Environmental Representations and Warranties. Except as specified in the Schedule entitled "Environmental Matters":

                                    (A)      There is not, nor has there been,
                           constructed, placed, deposited, stored, disposed of or located on the Property any asbestos in any form which has become friable.

                                    (B)      No underground improvements,
                           including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells, are or have been located on the Property.

                                    (C)      There are no polychlorinated
                           biphenyls (PCBs) or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50ppm) constructed, placed, deposited, stored, disposed of or located on the Property.

                                    (D)      The Property and its existing uses
                           and activities and, to the best of Seller's knowledge, its prior uses and activities, and the Business and its operations comply and have at all times complied in all material respects with all Environmental Requirements (as hereinafter defined), and Seller has obtained all Permits necessary under applicable Environmental Requirements.

                                    (E)      Neither Seller nor to the best of
                           Seller's knowledge, any prior owner or occupant of the Property, has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, nor any notice or other communication concerning alleged liability for Environmental Damages in connection with the Property, and there exists no judgment, decree, order, writ or injunction outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending or to the best of Seller's knowledge any litigation, action, suit, investigation, claim or proceeding threatened, relating to the ownership, use, maintenance or operation of the Property by any Person, or from the alleged violation of Environmental Requirements, or from the suspected presence of quantities of Hazardous Material thereon or potential migration thereto, nor are there any existing facts or conditions which could give rise to any such violation or liabilities.

                           (iii)    Definitions.

                                    (A)      For purposes of this Section
                           5.1(u), the term "Hazardous Material" means any substance:

                                             (1) the presence of which requires
                                    investigation or remediation under any
                                    Federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

                                            (2) which is or has been identified
                                    as a potential "hazardous waste," "hazardous substance," pollutant or contaminant under any Federal, applicable state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and

                                    Liability Act (42 U.S.C. ss.ss. 9601 et
                                    seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.); or

                                            (3) which is toxic, explosive,
                                    corrosive, flammable, infectious,
                                    radioactive, carcinogenic, mutagenic,
                                    reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

                                    (B)      For purposes of this Section 5.1(u)
                           the term "Environmental Requirements" means all applicable laws, regulations, ordinances, Permits and similar items of all Governmental Authorities and all applicable judicial, administrative, and regulatory judgments, decrees, orders, writs or injunctions relating to the protection of human health or the environment, including, without limitation:

                                            (1) All requirements pertaining to
                                    reporting, licensing, permitting,
                                    investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials;

                                            (2) All requirements pertaining to
                                    the protection of the health and safety of employees or the public; and

                                            (3) All other limitations,
                                    restrictions, conditions, standards,
                                    prohibitions, obligations, schedules and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

                                    (C)      For purposes of this Section
                           5.1(u), the term "Environmental Damages" means any and all Liabilities (as defined in Section 11.1) which are incurred at any time as a result of the existence prior to Closing of Hazardous Material upon, about, beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property, and including without limitation:

                                            (1) Damages for personal injury, or
                                    injury to property or natural resources
                                    occurring upon or off of the Property,
                                    foreseeable or unforeseeable, including, without limitation, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties; and

                                            (2) Fees incurred for the services
                                    of attorneys, consultants, contractors,
                                    experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous

                                    Materials or violation of Environmental
                                    Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Governmental Authority, or reasonably necessary to make full economic use of the Property or any other property in a manner consistent with its intended use or otherwise expended in connection with such conditions, and including without limitation any attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder.

                  (v) Changes in Circumstances. Except as disclosed in the Schedule entitled "Changes in Circumstances," since the Balance Sheet Date Seller has not (i) sold, transferred or otherwise disposed of any properties or assets related to the Business outside the ordinary and normal course of business or for less than fair market value; (ii) mortgaged, pledged or subjected to any Lien, any of the Acquired Assets; (iii) acquired any property or assets related to the Business outside the ordinary and normal course of business or for more than fair market value; (iv) sustained any damage, loss or destruction of or to the Acquired Assets (whether or not covered by insurance); (v) entered into any transaction or otherwise conducted the Business other than in the ordinary and normal course; (vi) granted any salary increase or bonus or permitted any advance to any officer, director or employee, instituted or granted any general salary increase to the employees of Seller in connection with the Business other than normal annual increases consistent with past practices or entered into any new, or altered or amended any existing, Employee Plan or any employment or consulting agreement; (vii) transferred any assets or employees from the Business to other divisions or districts operated by Seller; (viii) entered into any licenses or leases in connection with the Business; (ix) made any loans or gifts in connection with the Business; (x) modified, amended, canceled or terminated any contracts or commitments under circumstances which would materially and adversely affect the condition (financial or otherwise), results of operations, business, properties, assets, liabilities or prospects of the Business or result in the loss of any substantial rights of Seller in connection with the Business under such contracts or commitments; (xi) made capital expenditures or commitments in excess of an aggregate of $10,000 for additions to property, plant or equipment, including, without limitation, Rental Equipment in connection with the Business;
         (xii) written down the value of any Inventory or written off as uncollectible any notes or Accounts Receivable or any portion thereof;
         (xiii) canceled any other debts or claims or waived any rights of substantial value in connection with the Business; (xiv) made any material change in any method of accounting or accounting practice in connection with the Business; (xv) paid, accrued or incurred any management or similar fees to any Related Party (as hereinafter defined) or made any other payment or incurred any other liability to a Related Party or paid any amounts to or in respect of, or sold or transferred any assets of the Business to, any company or other entity, a substantial portion of the equity ownership interest of which is owned by Seller or a Related Party individually or as a group; (xvi) taken or omitted to take any action which would cause to be breached, or might result in a breach of, any of the representations, warranties, covenants, obligations and agreements of Seller contained herein if the same were made anew immediately after such act or omission; (xvii) suffered any change in the condition (financial or otherwise), results of operations, properties, assets, or business of the Business, except for usual and normal changes in the ordinary course of business which have not, individually or in the aggregate, been materially adverse to the Business; or (xviii) agreed to, or obligated itself to, do anything identified in
         (i) through (xviii) above. For purposes of this Agreement, a "Related Party" is any trust, corporation or any entity in which Seller or any of its Affiliates has a material interest.

                  (w) Taxes. Seller has prepared in good faith and duly filed or caused to be duly filed all Tax returns and reports required to be filed by it with any Governmental Authority. All Taxes owed to any Governmental Authority by Seller with respect to the Business or Acquired Assets for periods covered by such returns and reports, and all claims, demands, assessments, judgments, costs and expenses connected therewith, have been paid in full. Seller is not a party to any action or proceeding, nor to the best of Seller's knowledge, is any such action of proceeding contemplated or threatened, for the assessment or collection of any Taxes with respect to the Business or Acquired Assets, and no deficiency notices or reports have been received by Seller in respect of any such Tax. For the purposes of this Agreement, "Tax" or "Taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, personal property, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) or Governmental Authority.

                  (x) Insurance. The Schedule entitled "Insurance" contains a list of all insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained by Seller in connection with the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and of all agreements to which the Seller is a party and which relate to coverage of the Business;
         (ii) are valid, outstanding and enforceable policies; (iii) provide adequate insurance coverage for the assets and operations of the Seller in connection with the Business; (iv) will remain in full force and effect through the Closing Date; and (v) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Schedule entitled "Insurance" identifies all risks related to the Business which the Seller, its Board of Directors or its officers have designated as being self insured and provides information for the past three years regarding claims activities under the Seller's property and casualty liability insurance policies. The Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

                  (y) Approvals. The Schedule entitled "Assignments and Consents" attached hereto sets forth a list of all Consents, which must be obtained or satisfied by Seller for the consummation of the transactions contemplated by this Agreement, including, without limitation, all Consents, which must be obtained pursuant to Section 1.3(a).

                  (z) Absence of Certain Commercial Practices. Neither Seller nor any officer, director, employee or agent of Seller (or any Person acting on behalf of any of the foregoing) in connection with the Business has given or agreed to give (i) any gift or similar benefit of more than nominal value to any Customer, supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist Seller, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits would individually or in the aggregate subject Seller or any officer, director, employee or agent of Seller to any fine, penalty, cost or expense or to any criminal sanctions, (ii) receipts from or payments to any governmental officials or employees, (iii) commercial bribes or kick-backs, (iv) political contributions, or (v) any receipts or disbursements in connection with any unlawful boycott. No such gift or benefit is required in connection with the operation of the Business to avoid any fine, penalty, cost, expense or material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Business.

                  (aa) Books and Records. The books and records of Seller maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with Customers, invoices, Customer Lists, Inventories, supplier lists, personnel records and taxes, and (ii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business in all material respects, and have been maintained consistent with good business practice.

                  (bb) Penalties and Renegotiation of Contracts. Seller has no liabilities under any contracts relating to the Business providing for (i) penalties in the event of misfeasance by the Seller in the performance of its duties thereunder, or (ii) the renegotiation or redetermination of profits or prices, nor will any of Seller's costs which are incurred or accruable prior to the Closing under contracts entered into in connection with the Business between the Seller and any Governmental Authority or any other Person, firm or corporation or under subcontracts entered into in connection with the Business between the Seller and any other Person, firm or corporation be subject to disallowance.

                  (cc) Pricing Practices. The prices to be received or paid by Seller under all outstanding contracts, agreements, commitments and undertakings with its customers and suppliers and others in connection with the Business have been determined in accordance with Seller's established past pricing policies, and there are no outstanding contracts, agreements, commitments or undertakings relating to the Business that individually or in the aggregate are expected to result in any material loss to Seller or the Business.

                  (dd) Copies of Documents. Seller has delivered to Buyer true, correct and complete copies of all contracts, agreements and other documents listed in the Schedules to, or referenced in, this Agreement, and all modifications and amendments thereto.

                  (ee) Insider Interests. Except as set forth in the Schedule entitled "Insider Interests," no officer, director or employee of Seller or any Subsidiary has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the Business.

                  (ff) Disclosure. No representation or warranty made by Seller contained in this Agreement or in any other writing furnished pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

         5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

                  (a) Organization and Standing; Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own or lease its assets, to carry on its business as now being conducted, and to make and perform this Agreement, and to perform the transactions contemplated by this Agreement. Except as disclosed on the Schedule entitled "Buyer's Affiliated Companies", Buyer has no Subsidiary corporations, owns no interest, direct or indirect, in any other business, enterprise, firm or corporation, and is the only business enterprise, firm, or corporation through which it conducts its business, or which owns, leases, or uses assets related to its business. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of its assets, including the Acquired Assets, or the operation of the Business requires such qualification. This Agreement and all other agreements and instruments executed and delivered by Buyer in connection herewith have been duly executed and delivered by Buyer. This Agreement and the transactions and other agreements and instruments contemplated by this Agreement have been duly approved by the Directors of Buyer (approval of Buyer's stockholders not being required), and constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

                  (b) Certificate of Incorporation and Bylaws. The copies of the Certificate of Incorporation of Buyer, certified by the Secretary of State of Delaware, and the Bylaws of the Buyer included in the Schedule entitled "Certificate of Incorporation and Bylaws of Buyer" attached to this Agreement are true, correct and complete.

                  (c) Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or constitute a default under, any of the terms of Buyer's Certificate of Incorporation, or Buyer's Bylaws, or any provisions of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, (ii) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, or

         (iii) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of liens or claims.

                  (d) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

         5.3 General. The representations and warranties of the parties hereto made in this Agreement, subject to the exceptions thereto, shall not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing; provided, however, that any claim for indemnity under Article XI hereof based on a breach of such representations and warranties shall be made by Buyer within the time periods provided for claims for indemnification set forth in Section
11.5 hereof.

                        ARTICLE VI: CONDITIONS TO CLOSING

         6.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer except for the conditions set forth in subsection (d) (as to Consents of Governmental Authorities) of this
Section 6.1:

                  (a) Representations and Warranties. Each of the representations and warranties of Seller made in Section 5.1 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time.

                  (b) Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

                  (c) Material Adverse Change. Since the date hereof, except as set forth in item (xix) of Schedule 5.1(v) hereto, there shall have occurred no material adverse change, or discovery of a condition or occurrence of any event which might result in any such change, in the condition (financial or otherwise), business, assets, properties or operations of the Business.

                  (d) Consents. All Consents of Governmental Authorities and third parties described in Sections 1.3, 5.1(y) and 9.6 and necessary to consummate the transactions contemplated hereunder shall have been obtained and satisfied and the applicable waiting period, if applicable, under the H-S-R Act shall have expired.

                  (e) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

                  (f) Legal Matters. The form and substance of all papers, instruments and documents delivered hereunder or incidental hereto shall, in the reasonable judgment of Buyer, be satisfactory to Buyer, and if requested by Buyer, in the reasonable judgment of Jones, Day, Reavis & Pogue, counsel to Buyer.

                  (g) Certificate of Seller. At the Closing, Seller shall have delivered to Buyer a Certificate signed by Seller's Chairman of the Board, President, or Vice President and attested to by its Secretary or an Assistant Secretary, and dated the Closing Date, to the effect that to the best of the knowledge and belief of such officers the conditions specified in Sections 6.1(a), (b), (c) and (d) have been fulfilled.

                  (h) Certificate; Documents. Seller and the other Persons shall have delivered the certificates, opinion of counsel and other documents required by Sections 4.2 and 4.4.

         6.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller except for the conditions set forth in subsection (c) of this Section 6.2:

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer made in Section 5.2 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time.

                  (b) Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

                  (c) Consents. The applicable waiting period, if applicable, under the H-S-R Act shall have expired and all consents of Governmental Authorities shall have been obtained.

                  (d) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

                  (e) Legal Matters. The form and substance of all papers, instruments and documents delivered hereunder or incidental hereto shall, in the reasonable judgment of Seller, be satisfactory to Seller, and if requested by Seller, in the reasonable judgment of Pedersen & Houpt, counsel to Seller.

                  (f) Certificate of Buyer. At the Closing, Buyer shall have delivered to Seller a Certificate signed by the President or a Vice President of Buyer, and attested to by the Secretary or an Assistant Secretary of Buyer, and dated the Closing Date, to the effect that to the best of the knowledge of such officers the conditions specified in Section 6.2(a), (b) and (c) have been fulfilled.

                  (g) Certificates; Documents. Buyer shall have delivered the certificates and other documents required by Section 4.3.

                        ARTICLE VII: COVENANTS OF SELLER

         7.1 Conduct of Business. During the period from the date hereof through the Closing Date, Seller shall conduct the Business and operate the Acquired Assets diligently and in the ordinary and normal course and consistent with past practice (including, without limitation, using its commercially reasonable efforts to preserve beneficial relationships between Seller and its distributors, agents, lessors, suppliers and customers) and continue normal maintenance, marketing, advertising, distributional and promotional expenditures in connection with the Business. Seller shall engage in no transactions relating to the Business, including transactions relating to the purchase or sale of goods, raw materials, inventories or other operating or production items, intracorporate or otherwise, with any of its Affiliates from the date hereof until the Closing other than (i) transactions approved by Buyer in writing; or
(ii) transactions on terms no more favorable to Seller or its Affiliates than would have been obtainable in arm's-length dealing. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, during the period from the date hereof through the Closing Date, Seller shall not with respect to the Business:

                  (a) Obligations for Borrowed Money. (i) create, incur or assume any debt (including obligations in respect of capital leases) or any debt for money borrowed (whether long- or short-term) other than in the normal and ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person; or
         (iii) make any loans, advances or capital contributions to any other Person, other than Trade Payables;

                  (b) Employee Matters. (i) Increase in any manner the rate of compensation of any of its employees listed on Schedule 9.1(b); (ii) make or agree to make any payment pursuant to any Employee Plan, including, without limitation, any payment of any pension, retirement allowance, severance or other employee benefit, except as required by any existing Employee Plan disclosed on the Schedules to this Agreement, to any such officers or employees, whether past or present;
         (iii) enter into or modify any collective bargaining agreement, except as required by law; (iv) commit itself to any additional Employee Plan, or employment or consulting agreement with a Person, or to amend any of such Employee Plans or agreements, except as required by law; or (v) transfer any employee from the Business to any other district or division of Seller;

                  (c) Sale of Assets. Sell, transfer, license or otherwise dispose of or agree to sell, transfer, license or otherwise dispose of any Acquired Assets, except Inventory and Rental Equipment in the ordinary and normal course of business consistent with past practice or transfer or assign any Acquired Assets from the Business to any other division or district of Seller;

                  (d) Commitments. Enter into any other agreements, commitments, contracts or undertaking in connection with the Business, except agreements, commitments, contracts or undertakings made in the ordinary and normal course of business consistent with past practice and the representations and warranties of Seller contained in this Agreement;

                  (e) Leased Facilities. Terminate, modify or amend the Assumed Leases;

                  (f) Encumbrances. Encumber or grant or create a Lien on any of the Acquired Assets;

                  (g) Insurance. Cause any of the policies of insurance referred to in Section 5.1(x) to terminate, lapse or be canceled, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

                  (h) Representations and Warranties. Take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties contained in
         Section 5.1 to fail to be true and correct as of the Closing as though made at and as of the Closing; or

                  (i)      Other. Agree or commit to do any of the foregoing.

         7.2      Disclosure Supplements.

                  (a) From time to time prior to the Closing, Seller shall promptly supplement or amend the Schedules to this Agreement with respect to any matter (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to this Agreement, or (ii) which makes it necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Seller which has been rendered inaccurate in any material respect. No supplement or amendment to the Schedules to this Agreement or any delivery of Schedules after the date hereof, unless expressly consented in writing by Buyer, shall be deemed to cure any breach of any representation or warranty made in this Agreement, or modify, affect or diminish Buyer's right to terminate this Agreement pursuant to Section 10.1(c); provided, however, that, notwithstanding the foregoing, if Seller supplements or amends the Schedules to this Agreement or delivers a Schedule after the date of this Agreement, which supplement, amendment, or Schedule if not delivered would give Buyer the right to terminate this Agreement under Section 10.1(c) hereof (each a "Schedule Amendment"), then, if the transactions contemplated by this Agreement are consummated, such Schedule Amendments shall not form the basis of any right of indemnification by Buyer.

                  (b) During the period from the date hereof to the Closing, Seller shall promptly (i) furnish or make available to Buyer copies of all major operating reports and monthly, quarterly and year-end financial statements with respect to the Business as soon as they become available, all certified by Seller's chief financial officer that such financial statements fairly present the financial position and results of operations of the Business for the periods covered by such statements in accordance with GAAP consistently applied (subject to normally recurring year-end audit adjustments and without footnote disclosures), and (ii) notify Buyer of (A) any material change in the condition (financial or otherwise), business, assets, properties, or operations of the Business, and (B) the institution or settlement of any litigation, action, suit, investigation, claim or proceeding and of any developments therein.

         7.3 Closing. Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 6.1 to be satisfied by the Closing Date.

         7.4 Confidentiality. Seller shall, and shall cause its Affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use any confidential information which remains after Closing in the possession of Seller or its Affiliates. Seller shall not release or disclose any such information to any Person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                  (a) which Seller is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law;

                  (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                  (c) which can be shown to have been provided to Seller by a third party who obtained such information other than from Seller or other than as a result of a breach of this Section.

         7.5 Maintenance of Insurance. Seller will (a) maintain all policies of insurance in effect on the date hereof through and until the Closing; and (b) after the Closing use its best efforts to maintain any policies of insurance which cover liabilities associated with the operation of the Business prior to the Closing; provided, however, that after the Closing, Seller shall not be required to pay any additional premiums in respect of such policies or maintain in effect any insurance coverage other than coverage disclosed on the Schedules hereto.

         7.6 Inventories. Prior to the Closing, Seller will maintain levels of all Inventories, including materials and supplies, at levels consistent with current practice in the ordinary and normal course of business.

         7.7 Maintenance of, and Access to, Records. After the Closing Date, Seller shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business which are retained by it. Seller shall preserve and maintain any books and records relating to the Business and retained by Seller for at least three years after the Closing Date.

         7.8      Accounts Receivable.

                  (a) In the event that Seller or any of its Affiliates receives any payment relating to any Account Receivable outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, Buyer. In the event that Buyer or any Affiliate of Buyer receives any payment relating to any Account Receivable written off by Seller prior to the Closing Date, such payment shall be the property of, and shall be immediately forwarded to, Seller. Seller or Buyer or such Affiliate will promptly endorse and deliver to Buyer or Seller any cash, checks or other documents received by Seller or Buyer on account of any such Accounts Receivable. Seller or such Affiliate shall advise Buyer (promptly following Seller's becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Account Receivable.

                  (b) After the Closing Date, Buyer shall use reasonable efforts, consistent with prior ordinary course business practices of Seller, to collect all Accounts Receivable included in the Acquired Assets; provided, however, that Buyer shall not be obligated to continue to do business with any Person if Buyer believes such continuation will not be in its best interests, and shall not be obligated to initiate litigation or to turn any of such Accounts Receivable over to a collection agency or attorney.

                  (c) Buyer shall deliver a true and correct list of its Accounts Receivable aging within fifteen (15) business days following the expiration of the period during which such Accounts Receivable are deemed "uncollectible" in accordance with this Section, together with the signed original rental contract, customer collection comment, invoice inquiry report, and pick up ticket with respect to each Account Receivable on the list. Accounts Receivable shall be deemed "uncollectible" if remaining unpaid 180 days after the Closing Date (the "Uncollectible Date").

                  (d) In the event that any Account Receivable or any portion thereof (less applicable reserves for any such Account Receivable included in the calculation of Gross Working Capital set forth in Section 3.2 hereof) is not paid by the date as of which it is deemed uncollectible as herein provided, Buyer shall be entitled to reimbursement from Seller within 30 days from the Uncollectible Date in the amount of such unpaid Account Receivable. Upon such reimbursement, the claim or cause of action against the debtor not making payment shall be assigned by Buyer to Seller, and Seller may take such measures to enforce collection of the unpaid items as Seller shall deem necessary. In connection with the collection of any Accounts Receivable, remittances by a customer shall be first credited to the Accounts Receivable bearing the earliest date unless the customer has specified the particular invoice to which a remittance pertains, in which case the credit shall be made to the invoice specified. In the event that collections on all Accounts Receivable exceed the amount of Accounts Receivable (less applicable reserves for such Accounts Receivable included in the calculation of Gross Working Capital set forth in Section 3.2 hereof), such excess shall be reimbursed by Buyer to Seller within 30 days from The Uncollectible Date.

         7.9 No Shopping. From the date hereof through and until the earlier of termination of this Agreement pursuant to Article X or Closing, neither Seller nor any of its Affiliates, employees, officers, agents or advisors shall, directly or indirectly, (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition (or sublease as the case may be) of the Acquired Assets or the Business or any portion thereof, or any securities of, or any merger, consolidation or business combination with, Seller, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (i) participate in any discussions or negotiations, (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, Seller, the Acquired Assets or the Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. Seller shall promptly notify Buyer if any such proposal or offer or any inquiry or contact with any Person with respect thereto is made.

         7.10 Further Assurances; Customer and Supplier Relationships; Assertion of Claims.

                  (a) Seller shall use its best efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, Consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, and take all such other actions, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens.

                  (b) From and after the Closing, Seller shall use its reasonable efforts to assist in the transfer to Buyer of the goodwill and reputation associated with the Business, and of Seller's personnel, suppliers, manufacturer's representatives and customer relationships. Seller shall use its reasonable efforts to assure that Seller's current customers and suppliers with respect to the Business shall continue to do business with Buyer in accordance with the terms and for the periods of time set forth in any contract, agreement, commitment or undertaking (including the Contracts), whether oral or written, and whether currently in effect or proposed to be entered into by Seller.

                  (c) Seller covenants and agrees with Buyer that after the Closing Date, Seller shall give Buyer 30-days' prior written notice of any intent on the part of Seller or any of its Affiliates to assert any claim against any former Customer or supplier of Seller or such Affiliate.

         7.11 Release. At or prior to Closing Seller and Stockholders, for and on behalf of its stockholders and successors and assigns, shall deliver a release, which will forever discharge Buyer, and its respective successors and assigns, from any and all claims, actions or causes of action heretofore arising in any manner under, pursuant to or with respect to Buyer's actions under, pursuant to or with respect to Buyer's failure to enter into or consummate a purchase and sale of all or substantially all the assets of Seller at all of the Seller's business locations (the "Release").

                        ARTICLE VIII: COVENANTS OF BUYER

         8.1 Maintenance of, and Access to, Records. From and after the Closing, Buyer shall, whenever reasonably requested by Seller, permit Seller to have access to such business records turned over to Buyer pursuant to this Agreement as may be required by Seller in connection with any audit or investigation by any Governmental Authority, or preparation of tax returns and other tax matters or any matter relating to insurance coverage or third party claims or for any other valid business purpose, in each such case to the extent relating to the operation of the Business by Seller prior to the Closing. Buyer shall preserve and maintain the records relating to the Business which are part of the Acquired Assets for at least three years after the Closing Date. If Buyer intends to discontinue preserving and maintaining these records, Buyer shall, at Seller's cost and expense, offer to deliver such records to Seller.

         8.2 Closing. Buyer shall use its best efforts to cause the conditions set forth in Section 6.2 to be satisfied by the Closing Date.

                    ARTICLE IX: CERTAIN ADDITIONAL COVENANTS

         9.1 Access to Records and Properties. Prior to the Closing, (a) Buyer shall be entitled, and Seller shall permit Buyer, to conduct such investigations as Buyer shall reasonably deem appropriate, and (b) Seller shall
(i) provide Buyer and its agents and representatives, including its independent accountants, internal auditors and attorneys, full and complete access to all the facilities, offices and personnel of Seller, and to all of the books and records of Seller (including work papers of any independent accountant) and (ii) cause Seller's officers, employees and advisors to furnish Buyer with such financial and operating data (including the data described in Section 7.2(b)) and other information with respect to the condition (financial or otherwise), business, assets, properties, operations or prospects of Seller with respect to the Business as Buyer shall reasonably request. From and after the Closing, Seller shall, whenever reasonably requested by Buyer, permit Buyer to have access to such business records of Seller which are not turned over to Buyer pursuant to this Agreement as may be requested by Buyer in connection with any audit or investigation by any Governmental Authority, or audit by any independent public accountant of Buyer, or preparation of tax returns and other tax matters relating to Seller's operation of the Business prior to Closing or any matters relating to insurance coverage or third party claims or for any other valid business purpose and Seller shall cooperate with Buyer as reasonably requested by Buyer, including, without limitation, the execution of reasonably customary audit representation letters.

         9.2 Expenses; Transfer Taxes. Subject to Section 9.6 hereto, each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents, and the transactions contemplated hereby. All sales, transfer, recordation and documentary Taxes and fees which may be payable in connection with the transactions contemplated by this Agreement shall be borne by the party responsible for such Taxes and fees under applicable law and customary practice.

         9.3 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer (the "Bulk Transfer Laws").

         9.4 Press Releases and Disclosure. The parties agree that neither Seller, Buyer nor their respective Affiliates shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors and accountants to Seller or Buyer) without the consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by law or stock exchange; provided further that such party shall, whenever practicable consult with the other party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

         9.5      Cooperation in the Defense of Claims.

                  (i) In the event that a claim is asserted against Buyer, any of its direct or indirect Subsidiaries or Affiliates, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing, or the ownership, possession, use or sale of the Acquired Assets prior to the Closing, Seller shall reasonably cooperate with Buyer in the defense of any such claim. If such claim does not give rise to a claim for indemnity by Buyer against Seller pursuant to Article XI hereof, Buyer shall hold harmless Seller for its out-of-pocket expenses arising from Seller's cooperation.

                  (ii) In the event that a claim is asserted against Seller, any of its direct or indirect Subsidiaries or Affiliates, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing, or the ownership, possession, use or sale of the Acquired Assets after the Closing, Buyer shall reasonably cooperate with Seller in the defense of any such claim. If such claim does not give rise to a claim for indemnity of Seller against Buyer pursuant to Article XI hereof, Seller shall hold harmless Buyer for its out-of-pocket expenses arising from Buyer's cooperation.

         9.6 Regulatory Approvals. Seller will, and will cause its appropriate Affiliates to, and Buyer will, use, in each case, its commercially reasonable efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations pursuant to this Agreement and any of the other transaction documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Seller nor Buyer will take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals. Seller and Buyer shall file with the FTC and the DOJ pursuant to the H-S-R Act, the notification and documentary material required in connection with the acquisition of the Acquired Assets by Buyer pursuant to this Agreement; provided, that, if Buyer shall not make its initial filing within two business days of the execution and delivery of this Agreement, Seller may terminate this Agreement by written notice to Buyer after such two business days and at any time prior to Buyer's initial filing and if Seller shall not make its initial filing within two business days following execution and delivery of this Agreement, Buyer may terminate this Agreement by written notice to Seller after such two business days and at any time prior to Seller's initial filing. Buyer shall pay all fees associated with the filing of any such Notification and Report Forms or related materials and information (other than the fees and expenses of Seller's legal, financial or other professionals engaged to provide services in respect of such filing). Buyer and Seller will promptly file any additional information requested as soon as practicable after receipt of a request for additional information. Buyer and Seller will use reasonable efforts to obtain early termination of the applicable waiting period under the H-S-R Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filing. Seller will supply Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Seller or its representatives, on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

         9.7      Employee Matters.

                  (a) Employee Benefits. Except as identified on the Schedule entitled "Miscellaneous Liabilities," Seller shall retain all liabilities and obligations in respect of its past, present and future employees under the Employee Plans and applicable laws. Without limiting the generality of the foregoing or of Section 2.2(c), Buyer shall have no liability or obligation whatsoever under the Employee Plans, nor shall Buyer have any obligation to provide any employee benefits to any Persons employed in the Business as of or at any time prior to the Closing ("Employees"), except as identified on the Schedule entitled "Miscellaneous Liabilities."

                  (b) Future Employment. Buyer shall offer employment to all employees of Seller primarily engaged in the Business and listed on
         Schedule 9.7(b) (the "Transferred Employee") as "at will" employees. The parties acknowledge that as of the Closing Date, the Transferred Employees shall cease to be employees of Seller and shall become employees of Buyer. Buyer shall be responsible for all claims, causes of actions, judgments, damages, penalties and liabilities related to the Transferred Employees arising from circumstances and occurrences from and after the Closing Date. Prior to the Closing Date upon reasonable prior notice to Seller, Buyer may communicate with any of the Employees currently employed in the Business.

                  (c)      Employee Information.

                           (i) Subject to applicable legal restrictions, Buyer and Seller shall provide each other, in a timely manner, with any information which the other may reasonably request with respect to any Employee of Seller or, after the Closing, any Person employed by Buyer in the Business, his employment with and compensation from Seller or Buyer, or rights or benefits under any Employee Plan or any personnel policy of Seller or Buyer relating to the Business.

                           (ii) Without in any way limiting the generality of Section 9.7(c)(i), and to the extent they may legally do so, Seller shall afford Buyer and its representatives such access to the medical, workers' compensation and other health-related records of the Employees (the "Employee Health Records") as are maintained by or available to Seller and as Buyer shall, in its sole discretion, deem reasonably necessary or desirable, and Buyer shall be permitted, to the extent Seller may legally give such permission, to make copies of such Employee Health Records as it may deem reasonably necessary or desirable. Promptly after the date hereof, Seller shall use its best efforts to obtain or cause to be obtained any consent of any Employee, health care provider, workers' compensation authority or other Person as may be necessary in order to permit Seller to afford Buyer and its representatives with access to and permission to copy Employee Health Records as provided in this Section 9.7(c).

         9.8      Environmental Inspection and Assessment; Compliance Actions.

                  (a) Inspection. Buyer intends to conduct an inspection and environmental assessment of the Property, which shall include so-called "Phase I" preliminary environmental audits of the Property (i.e., walk-through site inspection and a review of Seller's records regarding previous environmental violations, if any, and inspection of environmental Permits and verification of compliance with the same) and in the event that any of the foregoing procedures reveal any actual or potential environmental conditions existing on, in, under or about the Property or otherwise associated with the operation of the Business or with the ownership, possession or use of any of the Acquired Assets (each an "Environmental Condition"), such other testing as Buyer may determine to be appropriate, including without limitation, so-called "Phase II" environmental audits (the "Environmental Tests"). Buyer will coordinate with Seller on the timing of the physical inspection and, if deemed appropriate by Buyer, other testing. The parties (or their representatives) will also agree on the implementation (e.g. timing, locations, etc.) of the sampling program, provided that the parties' consent shall not be unreasonably withheld. Buyer agrees to (i) reasonably restore the Property to pre-test condition, and (ii) indemnify and hold Seller harmless from all claims resulting from such inspections and testing conducted by Buyer.

                  (b) Right to Indemnification. Without limiting any of Buyer's rights set forth elsewhere in this Agreement, if Buyer has a right to, but does not terminate this Agreement pursuant to Section 10.1(i), then, in accordance with Article XI, Buyer shall be entitled to indemnification from Seller for any and all Liabilities and Environmental Damages related to any Environmental Conditions revealed by the Environmental Tests.

                  (c) Post-Closing Testing. During the six (6) month period following the Closing Date, Buyer shall be entitled to perform such other testing as Buyer may determine to be appropriate and which was not completed prior to the Closing (the "Additional Testing"). If the Additional Testing reveals any actual or potential Environmental Conditions existing on, in, under or about any Property which is subleased from Seller, Buyer shall have the option to terminate such sublease.

                  (d) Nothing in this Section 9.8 shall limit Buyer's right to seek indemnity under Article XI.

         9.9 Technical Support. For a period of 120 days following the Closing Date, upon the request of Buyer, Seller shall, at Seller's sole cost and expense, provide to Buyer, to the extent and in the manner heretofore provided by Seller to the Business in connection with the usual course of the Business, data and transaction processing support pursuant to the Transitional Services Agreement.

                             ARTICLE X: TERMINATION

         10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing upon the occurrence of any of the following events:

                  (a) Mutual Consent. By mutual written consent of Seller and Buyer;

                  (b) Closing Date. By Seller or Buyer if the Closing shall not have occurred on or before June 30, 1998 (the "Termination Date");

                  (c) Seller Misrepresentation or Breach. By Buyer, if there has been a material breach by Seller of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or a materially adverse change reflected as a result of an amendment or supplement to any schedule hereafter delivered pursuant hereto by Seller;

                  (d) Buyer Misrepresentation or Breach. By Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Buyer;

                  (e) Court Order. By Seller or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

                  (f) Material Adverse Change. By Buyer, if since the Balance Sheet Date there has been a material adverse change, or the occurrence of a condition or event which might result in a material adverse change, in the condition (financial or otherwise), business, assets, properties or operations of the Business;

                  (g) Buyer's Conditions. By Buyer, if any condition precedent to Buyer's obligation to effect the Closing as set forth in
         Section 6.1 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Buyer on or prior to the Termination Date;

                  (h) Seller's Conditions. By Seller, if any condition precedent to Seller's obligation to effect the Closing as set forth in
         Section 6.2 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Seller on or prior to the Termination Date; or

                  (i) Environmental Conditions. At Buyer's option exercised within twenty-one (21) days after the date of this Agreement, if the Environmental Tests reveal Environmental Conditions on the Properties, the aggregate cost of remediation of which would exceed $500,000, as determined in the reasonable and good faith discretion of the Buyer.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer, except that (a) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with Section 7.4 and the Confidentiality Agreement (as hereinafter defined); (b) the obligations of Seller and Buyer under Section 9.2 shall survive such termination; (c) if this Agreement is terminated by Buyer pursuant to Section 10.1(i), Seller shall, immediately upon receipt of documentation thereof from Buyer, pay to Buyer an amount (not to exceed $125,000) equal to (i) the filing fees paid by Buyer in connection with the H-S-R Act filings made pursuant to Section 4.3(d) and (ii) the costs and expenses incurred by Buyer in connection with the Environmental Tests; and (d) such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of, or relieve any party from liability for, any breach of this Agreement prior to termination under Section 10.1.

                           ARTICLE XI: INDEMNIFICATION

         11.1 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, including, without limitation, consequential damages, costs and expenses (including, without limitation, interest, penalties, attorneys' fees to the extent permitted by law, and accounting fees and investigation costs) (collectively, "Liabilities") that may be incurred by Seller resulting or arising from or related to, or incurred in connection with:
(a) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities, (b) the failure of Buyer to report the purchase of the Acquired Assets in accordance with the allocations required by Section 3.2, and (c) any breach of any representation, warranty, covenant, obligation or agreement of Buyer contained herein or in any other Transaction Document. "Liabilities" shall be determined on a net after-tax basis and shall be net of and take into account any insurance proceeds received by the indemnified party; provided, however, that, if any such insurance proceeds are received by the indemnified party after the date on which Liabilities are calculated, Liabilities shall be recalculated and the indemnifying party shall receive the benefit of such recalculation.

         11.2     Indemnification by Seller.

                  (a) General. From and after the Closing, Seller shall indemnify, defend and hold Buyer, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all Liabilities that may be incurred by Buyer resulting or arising from, related to or incurred in connection with:
         (i) the failure of Seller
         to assume, pay, perform and discharge the Retained Liabilities (except those Retained Liabilities set forth in Section 2.2(e)(ii)), (ii) any breach of any representation, warranty, covenant, obligation or agreement of Seller contained herein or in any other Transaction Document (other than the representation or warranty contained in Section 5.1(u) hereof), and (iii) any violation of the Bulk Transfer Laws.

                  (b) Environmental Indemnification. Seller agrees to indemnify, defend, reimburse and hold harmless Buyer, its Affiliates and their respective directors, officers, representatives, employees and agents from and against any and all Liabilities and Environmental Damages arising from (i) the presence, use, generation, storage, treatment, discharge, release or disposal (including off-site disposal) of Hazardous Materials upon, about, from or beneath the Property or migrating to or from the Property, or arising in any manner whatsoever out of the violation of any Environmental Requirements pertaining to the Property and the activities thereon, in each case to the extent that such Environmental Damages or violation of any Environmental Requirements are attributable to, or the result of, any act or omission by Seller prior to the Closing Date, (ii) the failure of Seller to pay perform and discharge the Retained Liabilities set forth in Section 2.2(e)(ii), or (iii) a breach of the representation and warranty contained in Section 5.1(u). This obligation to indemnify shall include, but not be limited to, the expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if such claims, suits or proceedings are groundless, false or fraudulent, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified Persons; provided, however, that any clean-up or remediation of any environmental condition shall only be done pursuant to a plan (the "Plan") that (x) is prepared by a nationally recognized environmental remediation consulting firm that is mutually selected by, in the good faith of, Seller and Buyer, and (y) is mutually acceptable to, in the good faith of, Buyer and Seller, and
         (z) at a minimum, complies with all Environmental Requirements and rectifies the issues identified in the Plan in a commercially reasonable manner. The procedures described in Section 11.3 shall apply to any claim solely for monetary damages relating to a matter covered by this Section.

         11.3 Notice of Claim; Right to Participate in and Defend Third Party Claim.

                  (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 15 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this
         Article XI, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

                  (b) The indemnifying party shall have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article XI, and establishes security in form and substance reasonably satisfactory to the indemnified party to secure the indemnifying party's obligations under this Article XI with respect to such Third Party Claim (it being agreed that an amount held in escrow in an amount in excess of the Third Party Claims shall be deemed to be sufficient security); provided, however, that the indemnifying party shall not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum, or (ii) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party shall timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party shall request, and shall not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party shall be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

                  (c) Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it shall have no further right to contest the validity of such claim.

         11.4 Time Limitations on Claims for Indemnification. The right of Buyer to indemnification under Section 11.2(b) or for any breach of any representation or warranty under Section 11.2(a)(ii) shall apply only to those claims for indemnification which are given pursuant to this Agreement on or before two years following the Closing Date.

         11.5     Maximum and De Minimis Amounts and Other Matters.

                  (a) The maximum amount of indemnification which can be required of Seller under Section 11.2(a)(ii) or 11.2(b) shall not exceed $5,000,000 for all claims for indemnification which are given pursuant to this Agreement on or before the first anniversary of the Closing Date and $2,500,000 for all claims for indemnification which are given pursuant to this Agreement thereafter.

                  (b) Seller shall not be required to indemnify, defend or hold Buyer harmless from and against any Liabilities under Section 11.2(a)(ii) with respect to any breach of any representation or warranty and Section 11.2(b), unless and until the amount of such Liabilities equals or exceeds $250,000 (the "Seller Threshold Amount"), in which event Seller shall be obligated to indemnify Buyer for amounts in excess of the Seller Threshold Amount.

                  (c) Buyer shall not be required to indemnify, defend or hold Seller harmless under Section 11.1(c), unless and until the amount of such Liabilities equals or exceeds $250,000 in the aggregate (the "Buyer Threshold Amount"), in which event Buyer shall be obligated to indemnify Seller for amounts in excess of the Buyer Threshold Amount.

                  (d) All claims by Buyer with respect to indemnification hereunder shall first be satisfied from amounts held pursuant to the Indemnity Escrow Agreement.

         11.6     Dispute Resolution.

                  (a) In the event that any party to this Agreement has any claim, right or cause of action against any other party to this Agreement, which the parties shall be unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, shall be determined by arbitration in accordance with the provisions of this Section 11.6.

                  (b) The party or parties requesting arbitration shall serve upon the other or others a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within thirty
         (30) days after receipt of such written demand and nomination, the other party or parties shall, in writing, nominate a competent disinterested person, and the two (2) arbitrators so designated shall, within thirty (30) days thereafter, select a third arbitrator. The three (3) arbitrators shall give immediate written notice of such selection to the parties and shall fix in said notice a time and place of the meeting of the arbitrators which shall be as soon as conveniently possible (but in no event later than 15 days after the appointment of the third arbitrator), at which time and place the parties to the controversy shall appear and be heard with respect to the right, claim or cause of action.

                  (c) In case the notified party or parties shall fail to make a selection upon notice within the time period specified, the party asserting such claim shall appoint an arbitrator on behalf of the notified party. In the event that the first two (2) arbitrators selected shall fail to agree upon a third arbitrator within thirty (30) days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of any United States court of record.

                  (d) Each party shall present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and shall also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators shall adopt as their determination with respect to such claim, right or cause of action, within sixty (60) days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), one of the recommendations submitted by the parties to the dispute and shall grant no other relief or remedy. The decision of said arbitrators, absent fraud, duress or manifest error, shall be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction.

                  (e) The expense and cost of such arbitration shall be borne by the party or parties whose recommendation was not adopted by the arbitrators. Each party shall pay the fees and expenses of its own counsel.

                  (f) Notwithstanding any other provisions of this Section 11.6, in the event that a party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, which remain pending, the party or parties asserting such claim, right or cause of action shall have no obligations under this Section 11.6 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 11.6 shall limit or restrict the ability of any party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

                           ARTICLE XII: MISCELLANEOUS

         12.1 Amendments. This Agreement may be amended only by a writing executed by all of the parties hereto;

         12.2 Entire Agreement. This Agreement, the Confidentiality Agreement dated January 23, 1998, between Seller and Buyer (the "Confidentiality Agreement"), and the other agreements expressly provided for herein, set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

         12.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law doctrine.

         12.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within 5 days after being sent by registered or certified mail, return receipt requested, postage prepaid,
(c) within 12 hours after being sent by telecopy, with confirmed answerback, or
(d) within 1 business day of being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

         To Seller:                         General Rental, Inc.
                                            c/o Robert J. Bobb & Company
                                            311 S. Wacker Drive
                                            Suite 5500
                                            Chicago, IL 60606
                                            Attention: Robert J. Bobb

         With a copy to:   Michael W. Black, Esq.
                           Pedersen & Houpt
                           161 North Clark Street
                           Suite 3100
                           Chicago, IL 60601-3225

         To Buyer:         NationsRent, Inc.
                           450 E. Las Olas Blvd.
                           Suite 1400
                           Ft. Lauderdale, FL 33301
                           Attention:  Gene J. Ostrow, Executive Vice President

         With a copy to:   Robert J. Gilker, Esq.
                           Jones, Day, Reavis & Pogue
                           1900 Huntington Center
                           41 S. High Street
                           Columbus, OH 43215

Any party by written notice to the others given in accordance with this Section
12.4 may change the address or the Persons to whom notices or copies thereof shall be directed.

         12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

         12.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but, except as provided in Section 1.4, no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties.

         12.7 Waivers. Except as otherwise provided herein, Buyer or Seller (acting on behalf of itself and its appropriate Affiliates), may waive in writing compliance by any of the other parties hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of the other Transaction Documents (except such as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement or any of the other Transaction Documents, by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction Documents.

         12.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person or entity other than Buyer and Seller any rights or remedies under or by reason of this Agreement.

         12.9 Schedules, Addenda and Exhibits. The Schedules, Addenda and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

         12.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

         12.11 Certain Definitions. For purposes of this Agreement and any of the Transaction Documents:

                  (a) the term "Affiliate" shall mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity;

                  (b) the term "Subsidiary" shall mean, as to any Person, any corporation, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person, corporation, or other such entity;

                  (c) the phrase, "to the best of the Seller's knowledge" or "Seller's knowledge" shall be deemed to include all information that is actually known or, in the exercise of reasonable diligence in the normal course of their employment and/or assigned duties, should be known, by each of the following individuals: (i) the following officers of Seller: Robert J. Bobb, Joseph McInerney, and all management or supervisory personnel who are (or, at any time since January 1, 1998, were) employed or retained by the Seller or any of its Affiliates and whose principal place of performance of their duties was at 2101 N.W. 33rd St., Suite 500, Pompano Beach, Florida, 33069, whether or not such individuals were or are also officers, directors of employees of the Seller or any of its Affiliates, and (ii) all other individuals employed or retained by the Seller or any of its Affiliates who have (or should have) exercised by reason of their position, responsibilities or duties, the principal supervisory, monitoring or compliance function with respect to any of the particular subject matters addressed by the representations and warranties set forth in
         Article V of this Agreement; and

                  (d) the term "claim" shall mean a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

         12.12 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

         12.13 Gender and Number. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

                  IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

GENERAL RENTAL, INC.                         NATIONSRENT, INC.

By:      /s/ Joseph McInerney                By:        /s/ Jonathan G. Usher
    ---------------------------                    ----------------------------
    Name:    Joseph McInerney                      Name:    Jonathan G. Usher
         ----------------------                          ----------------------
    Title:      Vice President                     Title:      Vice President
          ---------------------                          ----------------------